Exhibit 99.2

Restricted Stock Agreement – Time-Based

WHEREAS,                      (the “Grantee”) is an employee of Aerojet Rocketdyne Holdings, Inc. (the “Company”) or a Subsidiary of the Company (a “Subsidiary”); and

WHEREAS, the grant of restricted stock has been duly authorized by a resolution of the Organization & Compensation Committee (the “Committee”) of the Board of Directors, effective as of                     .

NOW, THEREFORE, pursuant to the Company’s 2018 Equity and Performance Incentive Plan (the “Plan”), the Company hereby grants to the Grantee, as of                      (the “Date of Grant”),                      shares of the Company’s common stock, par value $0.10 per share (the “Stock”), subject to the terms and conditions of the Plan and pursuant to this Restricted Stock Agreement (the “Agreement”).

1. Issuance of Stock. The Stock covered by this Agreement shall be fully paid and nonassessable and shall be represented by book-entry in the transfer agent’s Aerojet Rocketdyne Holdings, Inc. Restricted Unvested Shares Nominee Balance Account.

2. Restrictions on Transfer of Stock. The Stock subject to this Agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, unless and until it has become vested and non-forfeitable in accordance with Section 3 hereof; provided, however, that the Grantee’s interest in the Stock covered by this Agreement may be transferred at any time by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the Stock covered by this Agreement that is in violation of this Section will be null and void, and the other party to any such purported transaction will not obtain any rights to or interest in the Stock covered by this Agreement. When and as permitted by the Plan, the Company may waive the restrictions set forth in this Section with respect to all or any portion of the Stock covered by this Agreement.

3. Vesting of Stock.

(a) Provided that the Grantee remains in continuous employment as an employee of the Company or Subsidiary through such date, the Stock covered by this Agreement will become vested and nonforfeitable as follows:                    .

(b) For the purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (A) the transfer of his employment among the Company and its Subsidiaries or (B) an approved leave of absence.

(c) Notwithstanding the provisions of Subsection (a) of this Section, all of the Stock covered by this Agreement will become immediately nonforfeitable upon the occurrence of a change in control of the Company that shall occur while the Grantee is an employee of the Company. For the purposes of this Agreement, the term “change in control” will have the meaning given such term under the Plan as in effect on the Date of Grant.

4. Forfeiture of Stock.

(a) Any of the Stock covered by this Agreement that has not become vested and nonforfeitable in accordance with Section 3 hereof shall be forfeited unless the Committee determines to provide otherwise. In the event of a forfeiture, the Stock covered by this Agreement that has not become vested and nonforfeitable in accordance with Section 3 hereof shall be cancelled.

(b) Notwithstanding the provisions of Section 3 hereof, all of the Stock covered by this Agreement shall be subject to cancellation, forfeiture or recoupment upon the occurrence of any of the following events: (i) termination of the Grantee’s employment for cause; (ii) the Grantee’s violation of material Company or Subsidiary policies or breach of applicable noncompetition or confidentiality covenants; and (iii) conduct by the Grantee that is detrimental to the business or reputation of the Company or its Subsidiary.

5. Dividend, Voting and Other Rights. Except as provided in the following sentence, the Grantee will have all of the rights of a shareholder with respect to the Stock covered by this Agreement that has not been forfeited, including the right to vote such Stock. Dividends or dividend equivalents will not be paid currently with respect to Stock covered by this Agreement that has not become vested and nonforfeitable in accordance with Section 3 hereof. Any additional Stock that the Grantee may become entitled to receive pursuant to a share dividend or a merger or reorganization in which the Company is the surviving Company or any other change in the capital structure of the Company shall be subject to the same restrictions as the Stock covered by this Agreement.

6. Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any restricted or unrestricted Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

7. Adjustments. The Committee may make adjustments, consistent with the Section 409A Rules, in the terms and conditions of, and the criteria included in, this Agreement, in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on the Grantee under the Plan.

8. Withholding Taxes.

(a) Upon the vesting of any portion of the Stock, the Grantee shall be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due, if any, as a result of such vesting. The Company’s obligation to deliver the Stock shall be subject to such payment. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee the minimum statutory amount to satisfy Federal, state, local or foreign withholding taxes due with respect to such vesting.

(b) Subject to (i) the Committee’s right to disapprove any such election and require the Grantee to pay the required withholding tax, if any, in cash, and (ii) applicable laws, the Grantee shall have the right to elect to pay the required withholding tax payable at vesting in shares of Stock to be received upon vesting. Any such election shall be irrevocable, made in writing and signed by the Grantee. Shares of Stock used to pay any required withholding tax shall be valued at the same time and in the same manner that vested shares of Stock are valued for purposes of determining the required withholding taxes.

9. Employment Rights. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time.

10. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary.

11. Notices. Any notice necessary under this Agreement will be addressed to the Company or the Committee at the principal executive office of the Company and to the Grantee at the address appearing in the personnel records of the Company for such Grantee, or to either party at such other address as either party may designate in writing to the other. Any such notice will be deemed effective upon receipt thereof by the addressee.

12. Agreement Subject to the Plan. The Stock granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern.

13. Amendments. The Committee may amend this Agreement. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent, except as required under the tax laws.

14. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

15. Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

16. Certain Defined Terms. In addition to the terms defined elsewhere herein, when used in the Agreement, terms with initial capital letters have the meaning given such term under the Plan, as in effect from time to time.

This Agreement is effective as of                     .

AEROJET ROCKETDYNE HOLDINGS, INC.

By:

The undersigned Grantee hereby acknowledges receipt of an executed original of this Restricted Stock Agreement and accepts the right to receive the Stock subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Participant Name

Stock Power

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                     ,                      shares of Common Stock of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation, issued pursuant to a Restricted Stock Agreement between Aerojet Rocketdyne Holdings, Inc. and the undersigned, dated                      and standing in the name of the undersigned on the books of said corporation, represented by book-entry in the transfer agent’s Aerojet Rocketdyne Holdings, Inc. Restricted Unvested Shares Nominee Balance Account, and does hereby irrevocably constitute and appoint Aerojet Rocketdyne Holdings, Inc. as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer the said stock on the books of said corporation with full power of substitution in the premises.

Participant Name